UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 11, 2007
VIACELL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51110	04-3244816

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or	File Number)	Identification No.)
organization)
245 First Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (617) 914-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 11, 2007, ViaCell, Inc. (the “Company”) entered into a First Lease Amendment (the “Amendment”) with Dugan Financing LLC (“Dugan Financing”), the landlord for the Company’s existing laboratory and office space in Hebron, Kentucky. The Amendment amends the Lease Agreement (the “Lease”) dated as of April 1, 2002 between the Company and Dugan Financing and adds approximately 8,250 square feet to the Company’s existing laboratory and office space. The initial lease term on the additional space is September 1, 2007 to August 31, 2010. The Company has an option to extend the lease term of the additional space until May 31, 2012, the expiration date of the initial term of the original Lease, and then has the option to extend the lease term of the additional space, along with the original space, for two successive five-year terms under the lease extension options set forth in the Lease. The Company plans to make improvements to the additional space and Dugan Financing has agreed to reimburse the Company for up to $12,375 of the costs it incurs for such improvements.
     The Company’s rental payments for the additional space are $5,568.75 per month from September 1, 2007 to August 31, 2008 and $5,740.63 per month from September 1, 2008 to August 31, 2010. Except as modified by the Amendment, all of the terms of the Lease will continue in full force and effect.
     A copy of the Amendment is attached as Exhibit 10.1 hereto and is incorporated into this current report by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	First Lease Amendment dated as of September 11, 2007 by and between ViaCell, Inc. and Dugan Financing LLC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACELL, INC.
Date: September 17, 2007	By:	/s/ John F. Thero
		Name:	John F. Thero
		Title:	Senior Vice President, Finance and Chief Financial Officer

EXHIBIT LIST
10.1	First Lease Amendment dated as of September 11, 2007 by and between ViaCell, Inc. and Dugan Financing LLC.